Exhibit 10.1

July 23, 2020

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Attention: Board of Directors

Members of the Board of Directors:

I have been considering stepping down for some time, but for the reasons the Board knows, the time was not right to do so. I believe that now is the right time for me to step down as Chief Executive Officer of Walgreens Boots Alliance Inc. (the “Company”) and to hand over the reins to a new Chief Executive Officer.

As a result, the Board now intends to launch a search for a new Chief Executive Officer in the next few weeks and expects to complete this search over the coming months.

In the interests of continuity of leadership and to ensure a smooth transition, we have agreed that I will continue to serve as Executive Vice Chairman and Chief Executive Officer until a new Chief Executive Officer is appointed and takes office. I will step down as Chief Executive Officer effective as of the date the new Chief Executive Officer takes office. After I step down as Chief Executive Officer, the Board has confirmed that it will nominate me for election as a Director at the next and at each subsequent annual meeting of stockholders in accordance with and subject to the existing Shareholders Agreement between me (among others) and the Company. In addition, we have agreed that when the current Executive Chairman of the Board steps down, provided I am a member of the Board of Directors of the Company at the time, the Board will appoint me on an annual basis, subject to applicable law (including fiduciary duties), as Executive Chairman of the Board of Directors (and that I will resign as Executive Vice Chairman at the time of such appointment).

This letter agreement is of course summary in nature and it will be necessary to enter into more detailed documentation regarding these matters prior to my stepping down. We each agree to negotiate in good faith with respect to that documentation, it being understood that prior to such definitive documentation being agreed, the existing Shareholders Agreement shall continue in full force and effect according to its terms.

This letter agreement shall be interpreted, construed, and governed according to the laws of the State of New York, without regard to its conflict of laws provision, except to the extent that the provisions of Delaware law shall govern to the extent mandatorily applicable to Delaware corporations.

I would like to thank all the members of the Board of Directors for their support to me over the years as we have worked together to build and develop the Company into a global leader and the world’s first and pre-eminent pharmacy-led health and beauty company, dedicated to helping people across the world lead healthier and happier lives.

I am confident that we will identify the right person to lead the Company into the future and as its largest stockholder, I have a strong interest in ensuring a smooth transition to my successor and his or her future success. I look forward to working with the new Chief Executive Officer and to supporting the Company’s continued success.

Very truly yours,

/s/ Stefano Pessina

Stefano Pessina

Acknowledged and agreed:

Walgreens Boots Alliance, Inc.

/s/ William C. Foote

By: William C. Foote – Lead Independent Director

cc: Joseph B. Amsbary, Jr. – Corporate Secretary

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